Exhibit 5.1

Stockholm, 12 July 2021

Calliditas Therapeutics AB (publ), Company Reg. No. (CVR) 556659-9766 – F-3 registration

We, Swedish law firm Advokatfirman Vinge KB, have acted as Swedish law legal advisers to you with respect to certain matters of Swedish law in connection with your filing of a Registration Statement on Form F-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an indeterminate amount of common shares, quota value of SEK 0.04 per share (the “Common Shares”), of Calliditas Therapeutics AB (publ) (the “Company”). The Common Shares may be issued in an unspecified number. The Registration Statement provides that the Common Shares (together with certain other securities in respect of which we do not express an opinion) may be offered in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement. This legal opinion is delivered to you pursuant to the Company’s request.

Basis of the Opinion.—For the purpose of this opinion we have examined the following documents:

(i)	a copy of the Registration Statement;

(ii)	the articles of association (Sw. bolagsordning) of the Company, adopted on 27 May 2021 (the “Articles of Association”);

(iii)	the certificate of incorporation (Sw. registreringsbevis) for the Company, issued by the Swedish Companies Registration Office (Sw. Bolagsverket) (the “SCRO”), on p.m. CEST on July 2021, showing relevant entries in the Swedish Company Registry (Sw. bolagsregistret) as per such date;

(iv)	the minutes of the annual general meeting of the Company held on 27 May 2021; and

(v)	the minutes of the meetings of the board of directors of the Company, held on July 2021, inter alia, approving the Registration Statement and the registration hereof with the SEC.

The documents mentioned in Sections (i) – (v) above are referred to as the “Corporate Documents” and individually a “Corporate Document”.

Reliance.—With respect to various questions of fact, we have relied upon certificates of public officials and upon certificates issued by the SCRO. For the purposes of this opinion, we have examined such other agreements, documents and records as we have deemed necessary or appropriate for the purpose of rendering this opinion.

Assumptions.—This opinion is subject to the following nature of opinion and observations:

a)	that after the issuance of Common Shares offered pursuant to the Registration Statement, the total number of issued Common Shares then outstanding, will not exceed the total number of authorized Common Shares, as applicable, available for issuance under the authorization resolved on the Company’s annual general meeting held on 27 May 2021 and the Articles of Association or as may be further increased from time to time;

b)	the accuracy and completeness of: the facts set out in any other documents reviewed by us; and any other information set out in public registers, e.g. certificates from the SCRO, or that has otherwise been supplied or disclosed to us; and as we have not made any independent investigation thereof you are advised to seek verification of such matters or information from other parties or seek comfort in respect thereof in other ways;

c)	that the Company and its board of directors have acted in accordance with the general clause (Sw. generalklausulen) in the Swedish Companies Act and provisions regarding good market practice (including recommendations issued by the Swedish Corporate Governance Board) in connection with resolving to issue the Common Shares;

d)	that all signatures on all documents supplied to us as originals or as copies of originals are genuine and that all documents submitted to us are true, authentic and complete;

e)	that all documents, authorizations, powers and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us;

f)	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes to them have been marked or otherwise drawn to our attention;

g)	all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals;

h)	that there has been no mutual or relevant unilateral mistake of fact and that there exists no fraud or duress; and

i)	at or prior to the time of the delivery of the Common Shares, the payment for such Common Shares will have been received by the Company.

Opinions.—Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that each Common Share has been duly authorized, and will, upon registration with the SCRO, be validly issued and fully paid and will be non-assessable.

Qualifications.—The qualifications to which this opinion is subject are as follows:

1)	we express no opinion as to the exact interpretation of any particular wording in the Corporate Documents by any court;

2)	provisions in the Corporate Documents providing that certain facts, determinations or calculations will be conclusive and binding (or prima facie evidence) may not be effective if they are incorrect and such provisions will not necessarily prevent judicial inquiry into the merits of such facts, determinations or calculations;

3)	this opinion is given only with respect to the laws of the Kingdom of Sweden as in force today and as such laws are currently applied by Swedish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of the Kingdom of Sweden;

4)	in rendering this opinion we have relied on certain matters of information obtained from the Company and other sources reasonably believed by us to be credible;

Governing Law.—This opinion is given in the Kingdom of Sweden and shall be governed by and construed in accordance with the laws of the Kingdom of Sweden.

Benefit of opinion.—

This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

We are not assuming any obligation to notify you of any changes to this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any change in the laws of the Kingdom of Sweden which may hereafter occur.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

This opinion is addressed to you solely for your benefit in connection with the Registration Statement.

Yours faithfully,

/s/ Advokatfirman Vinge KB

Advokatfirman Vinge KB